Issuer Free Writing Prospectus, dated August 9, 2006
Filed pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-134157

Issuer:		Range Resources Corporation
Guarantors:		Range Energy I, Inc., Range HoldCo, Inc., Range Production Company, Range Energy Ventures Corporation, Range Production I, L.P., PMOG Holdings, Inc., Range Operating New Mexico, Inc., Great Lakes Energy Partners, L.L.C., Range Operating Texas, L.L.C., Pine Mountain Oil & Gas Inc., Pine Mountain Acquisition, Inc., Stroud Energy GP, LLC, Stroud Energy LP, LLC, Stroud Oil Properties, LP, Stroud Energy Management GP, LLC and Stroud Energy, Ltd.
Security Description:		Senior Subordinated Notes
Distribution:		SEC Registered
Face:		$100,000,000
Gross Proceeds:		$99,500,000
Coupon:		7.500%
Maturity:		May 15, 2016
Offering Price:		99.500%	plus accrued interest from May 23, 2006
Yield to Maturity:		7.570%
Spread to Treasury:		+262 bps
Benchmark:		UST 5.125% due 5/15/2016
Ratings:		B2/B
Interest Pay Dates:		May 15 and November 15
Beginning:		November 15, 2006
Clawback:		Up to 35% at 107.5%
Until:		May 15, 2009
Optional redemption:		Makewhole call @ T+50bps prior to May 15, 2011, then:

		On or after:	Price:

		May 15, 2011	103.750%
		May 15, 2012	102.500%
		May 15, 2013	101.250%
		May 15, 1014 and thereafter	100.000%

Change of control:		Put @ 101% of principal plus accrued interest
Trade Date:		August 9, 2006
Settlement Date:	(T+3)	August 14, 2006
CUSIP:		75281AAG4
ISIN:		US75281AAG40

Sole Bookrunner:		JPMorgan
Lead Manager:		Credit Suisse
Co-Managers:		Banc of America Securities LLC
BMO Capital Markets
Wachovia Securities
Calyon Securities (USA)
Comerica Securities

Fortis Securities LLC
Capital One Southcoast
KeyBanc Capital Markets
Scotia Capital
Natexis Bleichroeder Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-270-3994.